Exhibit 99.1

8233 Baumgart Road	Contact Mark L. Lemond
Evansville, IN 47725	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-4037	Executive Vice President, Chief Financial Officer
and Treasurer

FOR IMMEDIATE RELEASE

SHOE CARNIVAL REPORTS SECOND QUARTER SALES AND UPDATES
EARNINGS GUIDANCE

          Evansville, Indiana, August 3, 2006 - Shoe Carnival, Inc. (Nasdaq: SCVL), a leading retailer of value-priced footwear and accessories, today reported sales of $146.9 million for the thirteen-week period ended July 29, 2006 compared to sales of $148.7 million for the thirteen-week period ended July 30, 2005. Comparable store sales decreased 1.0 percent for the second quarter of 2006.

          Sales for the first six months of 2006 increased 1.9 percent to $315.4 million from sales of $309.4 million for the first six months of 2005.  Comparable store sales increased 1.8 percent for the twenty-six week period.

          Commenting on sales, Mark Lemond, president and chief executive officer, stated “We continue to perform well with our men’s and women’s dress and casual product achieving respectable comparable store sales increases in the second quarter.  However, sales of our athletic product were below expectations.”

          Based on the second quarter sales results, the Company now expects diluted earnings per share to be $0.20 or $0.21 for the second quarter of 2006.

          The Company also announced the opening of four stores and closed two during the second quarter.

          To hear the telephone replay of Shoe Carnival, Inc.’s pre-recorded second quarter sales message, please dial 888-203-1112 followed by conference call I.D. number 611339 beginning August 3, 2006 at 7:30 a.m. Eastern time.  The telephone replay will be available for one week.

Second Quarter Earnings Release

          Second quarter financial results will be released before the market opens on Thursday, August 17, 2006.  Later that day, at 2:00 p.m. Eastern time, the Company will host a conference call to discuss the second quarter results.  The public can listen to the live webcast of the call by visiting Shoe Carnival’s Investor Relations page at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on our website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

          This press release contains forward-looking statements that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the availability of desirable store locations at acceptable lease terms and our ability to open new stores in a timely and profitable manner; higher than anticipated costs associated with the closing of under-performing stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, a major manufacturer of footwear; and the continued favorable trade relations between the United States and China and other countries which are the major manufacturers of footwear.

          In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

          Shoe Carnival is a chain of 265 footwear stores located in the Midwest, South and Southeast.  Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival’s press releases and annual report are available on the Company’s website at www.shoecarnival.com.

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